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                                                                  EXHIBIT 99.1

                             Joint Filing Agreement

In accordance with Rule 13d-1(k)(2) under the Securities Exchange Act of 1934, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including amendments thereto) with respect to the common stock of SeraCare, Inc. and further agree that this Joint Filing Agreement be included as an exhibit to such joint filing. In evidence thereof, the undersigned, being duly authorized, hereby execute this Agreement as of November 12, 1998.

                                               Consolidated Technologies, Inc.

                                               By:  /s/ William J. Cone

                                               Its:  President

                                               /s/ William J. Cone

                                               William J. Cone

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